Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Office Properties Trust for the registration of $1,500,000,000 4.00% Exchangeable Senior Notes due 2026 and to the incorporation by reference therein of our reports dated March 8, 2006 (except for the rental revenues paragraph in Note 2 and Notes 5, 17, 18 and 19, for which the date is August 23, 2006) with respect to the consolidated financial statements and schedule of Equity Office Properties Trust included in its Current Report on Form 8-K, and dated March 8, 2006 with respect to Equity Office Properties Trust’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Equity Office Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
September 11, 2006